Exhibit 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens - P: (313) 871-8400
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the First Quarter of Fiscal Year 2010

DETROIT, July 28, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) recorded net sales of $48.1 million in the first quarter of Fiscal 2010, ended June 30, 2009, compared to $108.3 million during the corresponding period of Fiscal 2009. The reduction in sales was primarily due to reduced sales of Para IV products in the current period, as compared to the corresponding period of Fiscal 2009. Sales of distributed products were also lower due to price erosion on the products sold, partially offset by new product launches. Caraco’s manufactured product sales in the first quarter of Fiscal 2010 were lower due to the negative impact of our voluntary recalls of certain products, and, in part, the FDA’s seizure of certain of our inventory and cessation of manufacturing, as previously disclosed. We incurred a net pre-tax loss of $14.4 million during the first quarter of Fiscal 2010, as compared to net pre-tax income of $14.6 million during the corresponding period of Fiscal 2009. The net pre tax loss was primarily due to the creation of an inventory reserve relating to the inventory seized by the FDA, as well as lower sales

Dan Movens, Caraco’s Chief Executive Officer, said “As previously disclosed, on June 25, 2009, the FDA seized drug products manufactured in our Michigan facilities. The seizure also included ingredients held at these same facilities. The FDA's most recent inspection of Caraco's Detroit facility, completed in May 2009, found observations of potential unresolved violations of cGMP requirements as previously disclosed in our last SEC filing on Form 10-K for the fiscal year ended March 31, 2009, filed on June 15, 2009. The Company believes that corrective actions have been made and continual improvements are in process. We are working with consultants to further define and correct any remaining deficiencies. Products sold and distributed by Caraco that are manufactured outside of these facilities are not materially impacted. As a result of this event, there has been a material adverse effect on our current operations and may be a material adverse effect on our near term operations. We anticipate working with the FDA to resolve these concerns as effectively and expeditiously as possible.”

The total value of the seized inventory is $22.9 million. Of such inventory, we have created a partial reserve in the amount of $8.4 million which consists of work in process relating to those materials which are in various stages of production within our manufacturing facilities, finished goods having a shelf life of one year or less as of June 30, 2009, and those products which will be difficult to recondition. Once we have further understanding and clarity from the FDA on the status of the entire inventory, we will make a determination of whether adjustments to the reserve need to be made.

We incurred a gross loss of $3.6 million during the first quarter of Fiscal 2010, as compared to gross profit of $23.6 million during the corresponding period of Fiscal 2009. The gross loss in the first quarter of Fiscal 2010 was primarily due to the $8.4 million inventory reserve and lower sales of manufactured and distributed products. “Although gross profit margins have decreased to a negative 7.5% for the first quarter of Fiscal 2010 as compared to 21.7% during the corresponding period of Fiscal 2009, due to the creation of the inventory reserve, lower sales, and the mix of distributed products weight over manufactured products, we believe we will remain competitive in marketing and distribution product sales and manufactured products sales that are manufactured by third parties,” Mr. Movens said.

Selling, general and administrative (“SG&A”) expenses during the first quarter of Fiscal 2010 were $3.7 million, as compared to $3.8 million during the corresponding period of Fiscal 2009, representing a decrease of 4%. SG&A expenses, as a percentage of net sales increased to 8% for the first three months of Fiscal 2010, as compared to 4% for the corresponding period of Fiscal 2009. The higher percentage of SG&A is primarily due to the lower sales in the current period versus the corresponding period last year.

Total R&D expenses for the first quarter of Fiscal 2010 were $7.1 million, as compared to $5.5 million during the corresponding period of Fiscal 2009. The R&D expenses during the first quarter of Fiscal 2010 were higher compared to those during the corresponding period of Fiscal 2009 as we incurred increased expenses relating to bio-equivalency studies for certain products under development and increased patent related expenses in an effort to expand our product portfolio. We did not file any Abbreviated New Drug Applications (“ANDAs”) with the FDA during the first quarter of Fiscal 2010. We have not received FDA approval for any ANDAs during the first quarter of Fiscal 2010 and do not expect to receive any approvals until we resolve the FDA’s concerns. The total number of ANDAs pending approval by the FDA as of June 30, 2009 was 29 (including four tentative approvals) relating to 25 products.

We incurred a net pre-tax loss of $14.4 million during the first quarter of Fiscal 2010, as compared to net pre-tax income of $14.6 million during the corresponding period of Fiscal 2009. Net pre-tax income was lower because of the $8.4 million inventory reserve, as disclosed above, and the decreased sales. During the first quarter of Fiscal 2010, we provided for an income tax benefit of $5.0 million, as compared to an income tax expense of $5.1 million in the corresponding period of Fiscal 2009. We incurred a net loss of $9.4 million during the first quarter of Fiscal 2010, as compared to net income of $9.4 million during the corresponding period of Fiscal 2009.

As noted, the cessation of manufacturing operations will adversely affect the overall profitability of the Company in the near term.  The Company has initiated a reduction in various expenses in an effort to bring its expenses in line with its current levels of sales, including the indefinite reduction in its workforce of approximately 350 employees.  At June 30, 2009, the Company had $55 million in cash and $10 million in short-term investments (excluding borrowings).  The Company believes that its cash flow from operations and cash balances will continue to support its ongoing business requirements, however, because of, among other things, decreased customer confidence, the uncertainty of future costs of FDA compliance and associated costs, there can be no assurance.

Mr. Movens added, “Though Fiscal 2009 and the first quarter of Fiscal 2010 have seen several challenges in manufacturing and compliance, we have hired experienced people in these areas to help us correct any deficiencies. Sun Pharma has provided assistance and guidance from its own corporate quality group. It also continues to provide improvements for our quality systems. We believe the Company’s future performance in these areas will be capable of supporting our efforts in providing a quality product on time to satisfy our customers’ needs once we have satisfied the FDA’s remaining concerns. Though near term sales of manufactured products face significant challenges, we believe we are effecting the changes required to improve our performance on manufactured product sales on a long-term basis. We continue to market 29 products which are categorized as distributed products. We also currently have 4 products that are categorized under manufactured products that are manufactured by third party manufacturers including Sun Pharma for a total of 33 products that we currently market and distribute. We intend to continue to compete effectively in the market we serve.”

This press release should be read in conjunction with our quarterly report on Form 10-Q which will provide more detailed information on the results of the first quarter of Fiscal 2010. This report will be filed shortly.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, increased reserves against the FDA-seized inventory, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,
	2009	2008

Net sales	$48,070,016	$108,276,740
Cost of goods sold	51,679,584	84,693,329

Gross (loss) profit	(3,609,568)	23,583,411

Selling, general and administrative expenses	3,659,211	3,818,002
Research and development costs	7,085,135	5,484,229

Operating (loss) income	(14,353,914)	14,281,180

Other (expense) income
Interest expense	(130,950)	-
Interest income	104,455	277,773
Loss on sale of equipment	(114,272)	-
Other income	46,298	-
Other (expense) income - net	(94,469)	277,773

(Loss) income before income tax (benefit) expense	(14,448,383)	14,558,953
Income tax (benefit) expense	(5,025,332)	5,118,888

Net (loss) income	$(9,423,051)	$9,440,065

Net (loss) income per common share
Basic	$(0.25)	$0.29
Diluted	$(0.25)	$0.23

Weighted number of shares
Basic	37,547,864	32,677,391
Diluted	37,547,864	40,536,369

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